                                                                    Exhibit 99.1

Arrow Electronics Tops Wall Street Average;
Revenue and Earnings at Highest Level Since Early 2001

MELVILLE, NEW YORK, February 17, 2004 -- Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2003 net income of $26.0 million ($.26 per share) on sales of $2.48 billion, compared with net income of $7.6 million ($.08 per share) on sales of $1.89 billion in the fourth quarter of 2002. The company's results for the fourth quarter of 2003 and 2002 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information". Excluding those items, net income for the quarter ended December 31, 2003 would have been $32.6 million ($.33 and $.31 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2002 would have been $8.9 million ($.09 per share).

Consolidated operating income, excluding the items impacting comparability, was up 45% sequentially and up 83% over last year's fourth quarter, marking the fifth consecutive sequential increase and the fourth year-on-year quarterly increase. Operating income, excluding these items, as a percentage of sales increased by 60 basis points sequentially and 90 basis points year-on-year, marking the third consecutive increase for both.

"Growth in operating income significantly outpaced the growth in sales serving as confirmation that our efficiency enhancement initiatives - our continuous process improvement efforts - are paying off," stated William E. Mitchell, President and Chief Executive Officer of Arrow.

In the fourth quarter, the company generated over $151 million in cash flow from operations and took further steps to strengthen its balance sheet by once again purchasing debt prior to maturity. During the quarter, the company paid $14.1 million to repurchase a portion of its zero coupon bonds and repaid $192.0 million of senior notes maturing in October 2003. Total cash flow from operations generated since December 31, 2000 is $2.6 billion. During the same time, the company reduced its net debt from $3.5 billion to $1.4 billion. "Our ability to make improvements in how we manage working capital has paid off nicely. As we move through the cyclical upturn and we begin to see product availability tighten, we will begin to selectively invest in inventory," he added.

Worldwide components sales of $1.78 billion were up 13% from $1.58 billion in the September quarter and up 35% from $1.32 billion in last year's fourth quarter. Operating income, as a percentage of sales was 4.0%, up 10 basis points sequentially and 100 basis points from last year's fourth quarter.

"Our components businesses posted solid gains in sales and operating income across all geographies and all segments," said Mr. Mitchell. "Sales in our North American Components group were up 9% sequentially and up 43% over last year. Both operating income dollars and operating income as a percentage of sales were at the highest levels in ten quarters. Operating income dollars were up 66% sequentially and were up more than five-fold from last year's fourth quarter. Operating margin more than tripled from last year," he added.

Arrow's European sales increased by 12% sequentially, with operating income dollars up 9% from the September quarter. "We were encouraged that our European business was able to post a strong sales advance in the midst of what is still a challenged macroeconomic environment," stated Mr. Mitchell. "Because of the generally weak macroeconomic environment in Europe we remain cautious with regard to the March quarter," he added.

Sales in the Asia/Pacific region increased by 27% sequentially and by 43% from last year. "We were pleased with the progress that we made in the Asia/Pacific region both in this quarter and over the past 12 months. We are committed to continuing our investments in this very rapidly growing market," added Mr. Mitchell.

Worldwide computer products sales totaled $705 million, up 37% from the third quarter and up 23% over last year. Operating income as a percentage of sales increased by 170 basis points sequentially and was 20 basis points ahead of last year's record level.

"Our North American Computer Products group had an exceptional quarter, with sales up 42% sequentially and up 33% from last year," Mr. Mitchell said, "and while we were expecting strong seasonal performance this was well in excess of historical norms. Notably, operating income dollars were at their highest level ever and experienced a year-over-year increase for the tenth consecutive quarter," he added.

Over the past twelve months the company has announced a series of initiatives to be more efficiently organized. This has resulted in a $75 million reduction to the company's cost structure. Today, the company has announced a series of additional steps to make its organizational structure even more efficient, the net result of which the company estimates will reduce its cost structure by an additional $15 million annually. Approximately 50% of this annual cost savings begins in the first quarter, with the remaining 50% beginning late in the second quarter of 2004. The company will record a related restructuring charge, spread over several quarters in 2004, of $2 to $5 million before taxes.

"Managing a business successfully means that you engage in continuous process improvements - - whether sales are moving up or down," commented Mr. Mitchell. "We remain committed to a culture of continuous process improvement."

The company's results for the fourth quarter of 2003 and 2002 include a number of items outlined below that impact their comparability:

         - Throughout 2003, the company implemented actions to become more effectively organized and to improve its operating efficiencies, with annual savings of $75 million. The estimated restructuring charges associated with these actions total approximately $42.4 million, of which $30.3 million ($20.7 million net of taxes or $.20 per share) was recorded through September 30, 2003 and $7.6 million ($6.4 million net of taxes or $.07 and $.05 per share on a basic and diluted basis, respectively) was recorded in the fourth quarter of 2003. It is anticipated that the remaining $4.5 million will be recorded over the next several quarters.

         - During the fourth quarter of 2003, the company paid $14.1 million to repurchase a portion of its zero coupon bonds resulting in a charge of $.3 million ($.2 million net of taxes). In the fourth quarter of 2002, the company repurchased $79.0 million of its 8.2% senior notes due in October 2003. The premium paid, along with the write-off of related deferred issuance costs, resulted in a charge of $2.1 million ($1.3 million net of taxes or $.01 per share).

         Arrow's net income in 2003 was $25.7 million ($.26 and $.25 per share on a basic and diluted basis, respectively) on sales of $8.68 billion, compared with a net loss of $610.5 million ($6.12 per share) on sales of $7.39 billion in 2002.

         Net income for 2003 includes $38.0 million ($27.1 million net of taxes or $.27 per share) for the aforementioned restructuring charges, an acquisition indemnification charge of $13.0 million ($.13 per share) related to the acquisition of a French company in 2000, an integration charge of $6.9 million ($4.8 million net of taxes or $.05 per share) related to the acquisition and integration of Pioneer-Standard's IED business, and a charge of $6.6 million ($3.9 million net of taxes or $.04 per share) related to the repurchase of $253.8 million of the company's debt. Excluding these items, net income would have been $74.6 million ($.75 and $.74 per share on a basic and diluted basis, respectively) for 2003.

         Effective January 1, 2002 the company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." As a result of this new rule, the company recorded an impairment charge of $603.7 million ($6.05 per share) for 2002, which has been recorded as a cumulative effect of a change in accounting principle. In the second quarter of 2002, the company sold the Gates/Arrow commodity computer products business, and in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," accounted for the transaction as a discontinued operation. The net loss of $5.9 million ($.06 per share), including the loss on the sale of Gates/Arrow, was accounted for in a single line item on the statement of operations. Net loss for 2002 also includes a charge of $20.9 million ($12.9 million net of taxes or $.13 per share) related to the repurchase of $398.2 million of senior notes, and a $5.4 million ($3.2 million net of taxes or $.03 per share) severance charge associated with the resignation of the company's chief executive officer.

         Excluding the aforementioned loss from discontinued operations, loss on the prepayment of debt, severance charge, and the cumulative effect of change in accounting principle, net income for 2002 would have been $15.3 million ($.15 per share).

         "We've spent the last twelve months focusing on and restoring our profitability and creating our business strategies for the future," said Mr. Mitchell. "In order to take advantage of senior management's deep knowledge and experience today I announced the following new organization and leadership assignments."

         - Jan Salsgiver has taken on a newly-created role as Vice President of Global Strategy and Operations. In this capacity she will focus on business strategy and development, manage corporate communications, and lead certain of our global business operations including global customer and supplier relationships, worldwide logistics, and supply chain capabilities. Previously, Ms. Salsgiver served as President, North American Components.

         - Brian McNally has been named President, North American Components. For the past four years, Mr. McNally has served as the Managing Director of Arrow Northern Europe, where he has been instrumental in strengthening this region's profitability and market position.

         - Harriet Green, who has most recently served as acting senior VP of sales for Arrow Asia/Pac while filling her role as VP for Worldwide Supplier Marketing, will assume the role of President of Asia/Pac. John Tam, the founder of Arrow's business in Asia/Pac will become Chairman of this business and focus his efforts on maintaining the external relationships so important in their region. Together, Ms. Green, Mr. Tam, and Mr. Mitchell have worked closely in developing the company's strategy in this important growth region.

         -        After more than thirty years with Arrow, Betty Jane (B.J.)
                  Scheihing, Arrow's Senior VP of Global Operations and Human Resources, has announced her retirement, effective June 1, 2004. Ms. Scheihing has made many substantial and valuable contributions to Arrow during her distinguished career and has been instrumental in helping to shape Arrow into the successful company it is today. "Collectively, the Arrow management group, its employees, Board of Directors and I thank her for her dedication and commitment to Arrow. And we wish B.J. much happiness in her well-earned retirement," said Mr. Mitchell.

         - In the area of Human Resources, Susan Suver has been promoted to the role of VP, Global Human Resources. Ms. Suver has been an integral part of the HR function since she joined Arrow in 2001 and brings more than 20 years of experience to the position.

         - Eileen O'Connor, Vice President, Investor Relations, will now report to Paul Reilly, Arrow's Chief Financial Officer. Ms. O'Connor, with 15 years experience in Investor Relations, joined Arrow in 2000, and will continue to work with Mr. Reilly and Mr. Mitchell in communicating Arrow's vision to the Wall Street Community.

"We've accomplished a great deal over the last year. We further strengthened and grew our business. We invested in our future. We strengthened our balance sheet with our strong cash flow and the repurchasing of our debt. We have a management team that is aligned in each market with its own roadmap for success. Business conditions seem to be turning. We continue to execute well in all markets and all regions. We remain committed to meeting the needs of our suppliers and customers, and to continuous process improvement to our structure, processes, and procedures. And we remain committed to delivering value to our shareholders," said Mr. Mitchell.

Arrow Electronics is one of the world's largest providers of products, services and solutions to the electronic components and computer products industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers and value-added resellers through 200 sales facilities and 18 distribution centers in 41 countries and territories. Detailed information about Arrow's operations can be found at www.arrow.com.

                                      # # #

Contact: Eileen M. O'Connor
         Vice President, Investor Relations
         631-847-5740

         Certain Non-GAAP Financial Information

         In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges and losses that the company believes impact the comparability of its results of operations. These charges and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, the severance of a former chief executive officer, the prepayment of debt, the operations of discontinued businesses, and required changes in accounting principles. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.

         The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.

         The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income (loss) and net income
         (loss) per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

                             ARROW ELECTRONICS, INC.
                             EARNINGS RECONCILIATION
                      (In thousands except per share data)

                                   Three Months Ended        Year Ended
                                      December 31,           December 31,
                                   ------------------    --------------------
                                    2003       2002        2003        2002
                                    ----       ----        ----        ----
Operating income, as reported      $74,231    $44,621    $184,045   $ 167,530
  Restructuring charges              7,623          -      37,965           -
  Acquisition indemnification
    charge                               -          -      13,002           -
  Integration charge                     -          -       6,904           -
  Severance charge                       -          -           -       5,375
                                   -------    -------    --------   ---------
Operating income, as adjusted      $81,854    $44,621    $241,916   $ 172,905
                                   =======    =======    ========   =========

Net income (loss), as reported     $26,012    $ 7,594    $ 25,700   $(610,482)
  Restructuring charges              6,412          -      27,144           -
  Acquisition indemnification
    charge                               -          -      13,002           -
  Integration charge                     -          -       4,822           -
  Severance charge                       -          -           -       3,214
  Loss on prepayment of debt           202      1,308       3,930      12,949
  Loss from discontinued
    operations                           -          -           -       5,911
  Cumulative effect of change
    in accounting principle              -          -           -     603,709
                                   -------    -------    --------   ---------
Net income, as adjusted            $32,626    $ 8,902    $ 74,598   $  15,301
                                   =======    =======    ========   =========

Net income (loss) per basic
  share, as reported               $   .26    $   .08    $    .26   $   (6.12)
  Restructuring charges                .07          -         .27           -
  Acquisition indemnification
    charge                               -          -         .13           -
  Integration charge                     -          -         .05           -
  Severance charge                       -          -           -         .03
  Loss on prepayment of debt             -        .01         .04         .13
  Loss from discontinued
    operations                           -          -           -         .06
  Cumulative effect of change
    in accounting principle              -          -           -        6.05
                                   -------    -------    --------   ---------
Net income per basic share,
  as adjusted                      $   .33    $   .09    $    .75   $     .15
                                   =======    =======    ========   =========

Net income (loss) per diluted
  share, as reported               $   .26    $   .08    $    .25   $   (6.12)
  Restructuring charges                .05          -         .27           -
  Acquisition indemnification
    charge                               -          -         .13           -
  Integration charge                     -          -         .05           -
  Severance charge                       -          -           -         .03
  Loss on prepayment of debt             -        .01         .04         .13
  Loss from discontinued
    operations                           -          -           -         .06
  Cumulative effect of change
    in accounting principle              -          -           -        6.05
                                   -------    -------    --------   ---------
Net income per diluted share,
  as adjusted*                     $   .31    $   .09    $    .74   $     .15
                                   =======    =======    ========   =========

* Earnings per share on a diluted basis for the three months ended December 31, 2003 is calculated based on 115,839 shares outstanding.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

                             ARROW ELECTRONICS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands except per share data)

                                        Three Months Ended            Year Ended
                                           December 31,               December 31,
                                     -----------------------     -----------------------
                                        2003         2002           2003         2002
                                        ----         ----           ----         -------
Sales                                $2,480,824   $1,890,959     $8,679,313   $7,390,154
                                     ----------   ----------     ----------   ----------
Costs and expenses:
  Cost of products sold               2,093,596    1,574,128      7,258,360    6,130,581
  Selling, general and
    administrative expenses             288,998      256,569      1,112,192    1,020,527
  Depreciation and amortization          16,376       15,641         66,845       66,141
  Restructuring charges                   7,623            -         37,965            -
  Acquisition indemnification
    charge                                    -            -         13,002            -
  Integration charge                          -            -          6,904            -
  Severance charge                            -            -              -        5,375
                                     ----------   ----------     ----------   ----------
                                      2,406,593    1,846,338      8,495,268    7,222,624
                                     ----------   ----------     ----------   ----------

Operating income                         74,231       44,621        184,045      167,530

Equity in earnings of
  affiliated companies                    1,661          641          4,797        2,607

Loss on prepayment of debt (A)              337        2,111          6,571       20,887

Interest expense, net                    33,620       32,145        134,987      152,590
                                     ----------   ----------     ----------   ----------

Income (loss) before income taxes
  and minority interest                  41,935       11,006         47,284       (3,340)

Provision for (benefit from)
  income taxes                           15,620        3,788         21,206       (1,772)
                                     ----------   ----------     ----------   ----------

Income (loss) before minority
  interest                               26,315        7,218         26,078       (1,568)

Minority interest                           303         (376)           378         (706)
                                     ----------   ----------     ----------   ----------

Income (loss) from continuing
  operations                             26,012        7,594         25,700         (862)

Loss from discontinued operations,
  net of taxes (including loss from
  disposal of $6,120, net of tax
  benefit of $4,114, in 2002) (B)             -            -              -       (5,911)
                                     ----------   ----------     ----------   ----------

Income (loss) before cumulative
  effect of change in accounting
  principle                              26,012        7,594         25,700       (6,773)

Cumulative effect of change in
  accounting principle (C)                    -            -              -     (603,709)
                                     ----------   ----------     ----------   ----------

Net income (loss)                    $   26,012   $    7,594     $   25,700   $ (610,482)
                                     ==========   ==========     ==========   ==========

                             ARROW ELECTRONICS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands except per share data)

                                             Three Months Ended        Year Ended
                                                 December 31,          December 31,
                                             ------------------   -------------------
                                               2003      2002       2003      2002
                                               ----      ----       ----      ----
Net income (loss) per basic share:
  Income (loss) from continuing operations   $    .26  $    .08   $    .26   $  (.01)
  Loss from discontinued operations (B)             -         -          -      (.06)
  Cumulative effect of change in
    accounting principle (C)                        -         -          -     (6.05)
                                             --------  --------   --------   -------
  Net income (loss) per basic share          $    .26  $    .08   $    .26   $ (6.12)
                                             ========  ========   ========   =======

Net income (loss) per diluted share:
  Income (loss) from continuing operations   $    .26  $    .08   $    .25   $  (.01)
  Loss from discontinued operations (B)             -         -          -      (.06)
  Cumulative effect of change in
    accounting principle (C)                        -         -          -     (6.05)
                                             --------  --------   --------   -------
  Net income (loss) per diluted share        $    .26  $    .08   $    .25   $ (6.12)
                                             ========  ========   ========   =======

Average number of shares outstanding:
  Basic                                       100,329    99,921    100,142    99,786
  Diluted                                     101,587   100,441    100,917    99,786

                             See accompanying notes.

                             ARROW ELECTRONICS, INC.
                                      NOTES

(A) As required by Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," the company has recorded any loss on the early retirement of debt as a component of continuing operations. In prior periods such losses were recorded as an extraordinary item, net of taxes, as required by Statement of Financial Accounting Standards No. 4. Accordingly, all prior periods have been restated to present the losses on the early retirement of debt as required by Statement of Financial Accounting Standards No. 145.

(B) In May 2002, the company sold substantially all of the assets of Gates/Arrow Distributing, a business unit within the company's North American Computer Products group that sold commodity computer products such as printers, monitors, other peripherals, and software to value-added resellers in North America. This business is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, its results have been included in the consolidated statement of operations as a single line item and all prior period information has been restated to reflect this presentation.

(C) The company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. As a result of the evaluation process, the company recorded an impairment charge of $603.7 million ($6.05 per share on a basic and diluted basis for the year ended December 31, 2002). In accordance with the transitional rules, the company has recorded the impairment charge as a cumulative effect of change in accounting principle effective with the first quarter of 2002.

                             ARROW ELECTRONICS, INC.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                     December 31,     December 31,
                                                        2003             2002
                                                     ------------     ------------
Assets

Current assets:
  Cash and short-term investments                     $  612,404       $  694,092
  Accounts receivable, net                             1,770,690        1,378,562
  Inventories                                          1,327,523        1,201,271
  Other                                                   59,030           59,810
                                                      ----------       ----------

Total current assets                                   3,769,647        3,333,735

Property, plant and equipment, net                       288,129          299,518
Investments in affiliated companies                       36,738           32,527
Cost in excess of net assets of
  companies acquired                                     923,256          748,368
Other assets                                             315,218          253,457
                                                      ----------       ----------

                                                      $5,332,988       $4,667,605
                                                      ==========       ==========
Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                    $1,211,724       $  917,271
  Accrued expenses                                       414,551          258,774
  Short-term borrowings, including current
    portion of long-term debt                             14,349          286,348
                                                      ----------       ----------

Total current liabilities                              1,640,624        1,462,393

Long-term debt                                         2,016,627        1,807,113
Other                                                    170,406          162,850
Shareholders' equity                                   1,505,331        1,235,249
                                                      ----------       ----------

                                                      $5,332,988       $4,667,605
                                                      ==========       ==========

                             ARROW ELECTRONICS, INC.
                               SEGMENT INFORMATION
                                 (In thousands)

                              Three Months Ended           Year Ended
                                 December 31,              December 31,
                            ----------------------   -----------------------

                             2003(A)       2002        2003(B)      2002(C)
                             -------       ----        -------      -------
Sales:
 Components                $1,776,111   $1,317,213   $6,419,537   $5,322,196
 Computer products            704,713      573,746    2,259,776    2,067,958
                           ----------   ----------   ----------   ----------
  Consolidated             $2,480,824   $1,890,959   $8,679,313   $7,390,154
                           ==========   ==========   ==========   ==========

Operating income:
 Components                $   71,379   $   40,004   $  237,930   $  183,680
 Computer products             30,540       23,514       78,180       58,501
 Corporate                    (27,688)     (18,897)    (132,065)     (74,651)
                           ----------   ----------   ----------   ----------
  Consolidated             $   74,231   $   44,621   $  184,045   $  167,530
                           ==========   ==========   ==========   ==========

(A) Includes a restructuring charge of $7.6 million.

(B) Includes restructuring charges totaling $38.0 million, an acquisition indemnification charge of $13.0 million, and an integration charge of $6.9 million.

(C) Includes a severance charge of $5.4 million.